Exhibit 99.1

AgFeed Industries Reports Record Fiscal 2007 Financial Results, Growth in Net Income of More Than 450%,

Affirms 2008 Financial Guidance

SHANGHAI, CHINA--March 12, 2008 -- AgFeed Industries, Inc. (NASDAQ:FEED), a market leader in China's premix animal nutrition and hog raising industry, today announced record sales and earnings for 2007, primarily from the production and sale of premix animal feed products. AgFeed entered the hog production industry in November 2007 through the acquisition of a breeder hog farm. AgFeed sales in 2007 from hog production were not material.

The following are some of the key financial highlights of the Company for the fiscal year ended December 31, 2007.

FINANCIAL HIGHLIGHTS:

●	Revenues grew 321% to approximately $36.16 million from $8.59 million in 2006.
●	Gross profit increased to $10.40 million from $3.15 million in 2006.
●	Net income grew 467% to $6.66 million from $1.18 million in 2006.
●	Earnings per share (basic) of $0.26, is an increase of 271% compared to 2006.
●	Earnings per share (fully diluted) of $0.25, represents an increase of 257% from 2006.
●	Comprehensive income of $7.33 million increased by 482% compared to 2006.
●	As of December 31, 2007, AgFeed had approximately $7.7 million in cash with no long term debt.

Songyan Li, Chairman of AgFeed, commented, “In early 2007, AgFeed projected record sales and earnings for fiscal year 2007. We have delivered such results. AgFeed is now the largest premix animal feed company in China in terms of sales in a highly fragmented industry. We anticipate our feed business will continue to grow at a significant rate in 2008. We also anticipate doubling our independently owned exclusive AgFeed product chain stores to 1,000 stores in 2008.”

Dr. Li continued, “Our feed segment and hog production are vertically integrated to produce the maximum efficiency between our two business lines. AgFeed's in-depth knowledge about the feed and hog raising industries, sufficient funding, favorable market environment and high quarantine standards at our hog farms will position AgFeed as a well managed, highly profitable market leader in China's vast feed and hog raising industries. We look forward to another year of success in 2008.”

SUBSEQUENT EVENTS

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In December/January 2008, the Chinese government granted the hog raising industry perpetual income tax free status, along with government grants and subsidies in light of severe hog shortage problems in China.

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In January 2008, AgFeed acquired a majority interest in five commercial hog farms. Currently, AgFeed owns six hog farms and anticipates that its annual hog production at these facilities will reach 120,000 hogs in 2008.

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In January 2008, Mr. Robert Rittereiser became the Chairman of AgFeed’s Advisory Board to advise the Company’s strategic initiatives. Mr. Rittereiser is the former CFO and Chief Administrative Officer of Merrill Lynch and former President and CEO of E.F. Hutton & Co. Mr. Rittereiser joins Edward McMillan as a key strategic advisor to AgFeed. Mr. McMillan served as President and Chief Executive Officer of Purina Mills Inc., the United States’ largest manufacturer and distributor of animal nutrition products, from 1988 until 1996.

●	In March 2008, the Company completed a $41 million financing through AgFeed’s financial advisor, Deutsche Bank Securities, Inc.

SUCCESSFUL INTEGRATION OF OUR RECENT HOG FARM ACQUISITIONS

In January 2008, AgFeed acquired the majority ownership in five producing commercial hog farms with an estimated aggregate annual hog production capability of 100,000. AgFeed has successfully integrated these businesses within the last two months. By April 2008, AgFeed anticipates acquiring several additional hog farms that will enable the Company to reach its previously announced fiscal 2008 hog production target of 400,000. This would rank AgFeed as the 2nd largest commercial hog farm owner in China.

AGFEED AFFIRMS FISCAL YEAR 2008 FINANCIAL GUIDANCE

AgFeed believes the Company has sufficient capital to achieve its previously guided 2008 financial performance as follows:

●	Revenues are estimated to be about $135 million which would represent an approximate increase of over 250% from the previous year.
●	Net income is estimated to increase by around 350% to approximately $30 to $33 million over 2007.
●	Earnings per share (EPS) on a fully diluted basis would be between $0.96 and $1.10.
●	Favorable foreign exchange rate could benefit AgFeed. The Company has used an exchange ratio of RMB7.18 to US$1 in its 2008 guidance. Currently, the exchange rate is RMB7.10 to US$1.
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Live hogs are sold in China based on a hog’s weight. AgFeed’s commercially produced hogs weigh on average between 100 and 110 kilos. The Company’s revenue estimates are based on RMB8 per half a kilo, which is below the current live hog market price of more than RMB9 per half a kilo. Due to an increased demand for pork related to China’s Summer Olympics and the continuing hog supply shortage, AgFeed anticipates that China’s hog prices will remain high in 2008.

About AgFeed Industries, Inc.

Through its China-based operating subsidiaries, NASDAQ-listed AgFeed Industries (www.agfeedinc.com) is a market leader in China's fast growing pre-mix animal feed and hog raising industries. The pre-mix market in which Agfeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association. There are approximately 600 million hogs raised in China each year, compared to approximately 100 million in the U.S. Approximately 75% of China’s total hog supply is from backyard individual hog farmers, while approximately 65% of China’s total meat consumption is pork.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. AgFeed's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission.

Contact:

U.S. Contact: Mr. Arnold Staloff Independent Board Member AgFeed Industries, Inc. Tel: 212-631-3510

Corporate Contact: AgFeed Industries, Inc. Mr. Sam Zhou Corporate Development Tel: 011-86-13925912908 Email: info@agfeedinc.com

AGFEED INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED BALANCE SHEET
AS OF DECEMBER 31, 2007 AND 2006

	December 31,	December 31,
	2007	2006

Total current assets	$18,077,928	$ 5,335,752
Total assets	23,070,265	7,265,831
Total current liabilities	3,569,738	3,890,004
Total stockholders' equity	19,500,526	3,375,827

AGFEED INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	Years Ended December 31,
	2007	2006	2005

Net Revenue	$ 36,163,339	$ 8,594,876	$7,611,845
Cost of Revenue	25,763,479	5,446,332	5,339,067
Gross profit	10,399,860	3,148,544	2,272,778
Total operating expenses	4,079,089	2,114,650	1,392,007
Total non-operating income (expense)	148,921	41,000	(47,655)
Net income	6,662,895	1,175,280	560,706